PROSPECTUS

 Filed pursuant to Rule 424(b)(3)
Registration No. 333-223425

8,993,541 Shares of Class B Common Stock

218,250 Shares of Class B Common Stock underlying Representatives’ Warrants

The selling stockholders may offer and sell from time to time up to an aggregate of 8,993,541 shares of RumbleOn, Inc. (the “Company”) Class B Common Stock (“Class B Common Stock”). Also, the Company is registering the issuance of 218,250 shares of Class B Common Stock underlying outstanding warrants issued to the representatives of the underwriters (the “Representatives’ Warrants”) in the Company’s October 2017 public offering (the “2017 Public Offering”). The shares of Class B Common Stock that may be offered and sold by the selling stockholders include 6,268,644 shares of Class B Common Stock held by executive officers, directors and certain stockholders of the Company, which shares are subject to a contractual lock-up that expires on April 21, 2018. Subject to certain limitations, including sales volume limitations with respect to shares held by our affiliates, following April 21, 2018, substantially all of our outstanding shares of common stock will become eligible for sale. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our Class B Common Stock, see “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale by the selling stockholders of their shares of Class B Common Stock.

Our Class B Common Stock trades on the NASDAQ Capital Market (“NASDAQ”) under the trading symbol "RMBL". On March 13, 2018, the last reported sales price of our Class B Common Stock on the NASDAQ was $4.62 per share.

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Investing in the shares involves risks. See “Risk Factors,” beginning on page 4.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2018

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
THE OFFERING	3
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	12
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	14
WHERE YOU CAN FIND MORE INFORMATION	15
LEGAL MATTERS	16
EXPERTS	17

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with different or additional information. The selling stockholders are offering to sell and seeking offers to buy shares of our Class B Common Stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Class B Common Stock.

Unless the context otherwise requires, all references to “RumbleOn,” “RMBL,” the “Company,” “registrant,” “we,” “us,” “our” and similar names refer to RumbleOn, Inc., formerly Smart Server, Inc., and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.

Overview

 RumbleOn, Inc., operates a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned vehicles in one online location. Our goal is to transform the way pre-owned vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. Our initial focus is the market for vin specific pre-owned vehicles with an initial emphasis on motorcycles and other powersports.

Serving both consumers and dealers, through our online marketplace platform, we make cash offers for the purchase of pre-owned vehicles. In addition, we offer a large inventory of pre-owned vehicles for sale along with third-party financing and associated products. Our operations are designed to be scalable by working through an infrastructure and capital light model that is achievable by virtue of a synergistic relationship with our regional partners, consisting of dealers and auctions. We utilize regional partners in the acquisition of pre-owned vehicles as well as to provide inspection, reconditioning and distribution services. Correspondingly, we earn fees and transaction income, while our regional partners earn incremental revenue and enhance profitability through increased sales and fees from inspection, reconditioning and distribution programs.

Our business model is driven by a technology platform we acquired in February 2017, through our acquisition of substantially all of the assets of NextGen Dealer Solutions, LLC (“NextGen”). The acquired system provides integrated vehicle appraisal, inventory management, customer relationship and lead management, equity mining, and other key services necessary to drive the online marketplace. Over the past 16 years, the developers of the software have designed and built, for large multi-national clients, a number of dealer and, what we believe to be, high quality applications solutions.

Our business combines a comprehensive online buying and selling experience with a vertically-integrated supply chain solution that allows us to buy and sell high quality vehicles to and from consumers and dealers transparently and efficiently at a value-oriented price. Using our website or mobile application, consumers and dealers can complete all phases of a pre-owned vehicle transaction. Our online buying and selling experience allows consumers to:

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Sell us a vehicle. We address the lack of liquidity available in the market for a cash sale of a vehicle by consumers and dealers through our cash offer to buy program. Dealers and consumers can sell us a vehicle independent of a purchase. Using our free and simple appraisal tool, consumers and dealers can receive a haggle-free, guaranteed 3-day firm cash offer for their pre-owned vehicle within minutes and, if accepted, receive prompt payment. Our cash offer to buy is based on the use of extensive pre-owned retail and wholesale vehicle market data. When a consumer accepts our offer, we ship their vehicles to our closest regional partner where the vehicle is inspected, reconditioned and prepared for pending sale. We believe buying pre-owned vehicles directly from consumers is the primary driver of our source of supply for sale and a key to our ability to offer competitive pricing to buyers. By being one of the few online sources for consumers to receive cash for their vehicle, we have a significant opportunity to buy product at a lower cost since dealer and auction markup is eliminated from these consumer purchases. In addition, we believe our willingness to provide cash offers and purchase a customer’s vehicle sight unseen, whether or not the customer is buying a vehicle from us, provides a competitive sourcing advantage for vehicles.

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Purchase a pre-owned vehicle. Our 100% online marketplace approach to retail consumer and dealer distribution addresses the many issues currently facing the consumer and dealer distribution marketplace for pre-owned vehicles, a marketplace we believe is primed for a disruptive change. We believe the issues facing the marketplace include: (i) heavy use of inefficient listing sites, (ii) a highly fragmented dealer network; (iii) a limited selection of high quality pre-owned vehicles for sale; (iv) negative consumer perception of the current buying experience; and (v) a massive consumer shift to online retail. We offer consumers and dealers a large selection of pre-owned vehicles at a value-oriented price that can be purchased in a seamless transaction in minutes. In addition to a transparent buying experience, our no haggle pricing, coupled with an inspected, reconditioned and certified vehicle, backed by a fender-to-fender warranty and a 3-day money back guarantee, addresses consumer dissatisfaction with the current buying processes in the marketplace. As of December 31, 2017, including vehicles of our dealer partners, we have 751 pre-owned vehicles listed for sale on our website, where consumers can select and purchase a vehicle, including arranging financing, directly from their desktop or mobile device. Selling pre-owned vehicles to consumers and dealers is the key driver of o

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Finance a purchase. Customers can pay for their vehicle using cash or we will provide a range of finance options from unrelated third parties such as banks or credit unions. Customers fill out a short online application form, and, if approved, apply the financing to their purchase.

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Protect a purchase. Customers have the option to protect their vehicle with unrelated third-party branded Extended Protection Plans (“EPPs”) and vehicle appearance protection products as part of our online checkout process. EPPs include extended service plans which are designed to cover unexpected expenses associated with mechanical breakdowns and guaranteed asset protection, which is intended to cover the unpaid balance on a vehicle loan in the event of a total loss of the vehicle or unrecovered theft. Vehicle appearance protection includes products aimed at maintaining vehicle appearance.

To enable a seamless consumer and dealer experience, we are building a vertically-integrated pre-owned vehicle supply chain marketplace, supported by proprietary software systems and data which include the following attributes:

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Vehicle sourcing and acquisition. We acquire virtually all of our pre-owned vehicle inventory directly from consumers and dealers. Using pre-owned retail and wholesale vehicle market data obtained from a variety of internal and external data sources, we evaluate a significant number of vehicles daily to determine their fit with consumer demand, internal profitability targets and our existing inventory mix. The supply of pre-owned vehicles is influenced by a variety of factors, including: the total number of vehicles in operation; the rate of new vehicle sales, which in turn generate pre-owned vehicles; and the number of pre-owned vehicles sold or remarketed through our consumer and dealer channels. Based on the large number of vehicles remarketed each year, consumer acceptance of our cash offer to buy, and the large size of the United States market relative to our needs, we believe that sources of pre-owned vehicles will continue to be sufficient to meet our current and future needs.

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Inspection, reconditioning and logistics. After acquiring a vehicle, we transport it to one of our closest regional partners who are paid to perform an inspection and to recondition the vehicle to meet “RumbleOn Certified” standards. High quality photographs are then taken, the vehicle is listed for sale on Rumbleon.com and the regional partner stores the vehicle pending delivery to the buyer. This process is supported by a custom pre-owned vehicle inventory management system, which tracks vehicles through each stage of the inspection, reconditioning and logistic process. The ability to leverage and provide a high margin source of incremental revenue to the existing network of regional partners in return for providing inspection, reconditioning, logistics and distribution support reduces our need for any significant investment in retail or reconditioning facilities.

Corporate Information

We were incorporated as a development stage company in the State of Nevada as Smart Server, Inc. in October 2013. In February 2017, we changed our name to RumbleOn, Inc. Our principal executive offices are located at 4521 Sharon Road, Suite 370, Charlotte, North Carolina 28211 and our telephone number is (704) 448-5240. Our Internet website is www.rumbleon.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are available, free of charge, under the Investor Relations tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

THE OFFERING

Class B Common Stock outstanding prior to the offering:	11,928,541 shares

Class B Common Stock to be issued upon exercise of the Representatives’ Warrants:	218,250 shares

Class B Common Stock to be offered by the selling stockholders:	8,993,541 shares(1)

Class B Common Stock outstanding immediately following the offering:	12,146,791 shares(1)

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders but will receive proceeds from the exercise of the Representatives’ Warrants if the Representatives’ Warrants are exercised, which proceeds will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class B Common Stock.

Stock Symbol:	NASDAQ: RMBL

(1)
The number of shares of Class B Common Stock to be outstanding after this offering is based on 11,928,541 shares of Class B Common Stock outstanding as of March 13, 2018, and assumes the exercise of the Representatives’ Warrants but excludes:

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741,000 shares of Class B Common Stock underlying awards of restricted stock units (“RSUs”);
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690,424 shares of Class B Common Stock reserved for issuance under our 2017 Stock Incentive Plan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus in its entirety, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, together with other information in this prospectus and the information and documents incorporated by reference that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Ownership of our Common Stock

The trading price for our Class B Common Stock may be volatile and could be subject to wide fluctuations in per share price.

Our Class B Common Stock is listed for trading on The NASDAQ Capital Market under the trading symbol “RMBL,” however historically there has been a limited public market for our Class B Common Stock. The liquidity of any market for the shares of our Class B Common Stock will depend on a number of factors, including:

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the number of stockholders;
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our operating performance and financial condition;
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the market for similar securities;
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the extent of coverage of us by securities or industry analysts; and
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the interest of securities dealers in making a market in the shares of our common stock.

The market price for our Class B Common Stock may be highly volatile and could be subject to wide fluctuations. In addition, the price of shares of our Class B Common Stock could decline significantly if our future operating results fail to meet or exceed the expectations of market analysts and investors and actual or anticipated variations in our quarterly operating results could negatively affect our share price.

Other factors may also contribute to volatility of the price of our Class B Common Stock and could subject our Class B Common Stock to wide fluctuations. These include, but are not limited to:

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developments in the financial markets and worldwide or regional economies;
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announcements of innovations or new products or services by us or our competitors;
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announcements by the government relating to regulations that govern our industry;
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significant sales of our Class B Common Stock or other securities in the open market;
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variations in interest rates;
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changes in the market valuations of other comparable companies; and
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changes in accounting principles

Our principal stockholders and management own a significant percentage of our stock and an even greater percentage of the Company’s voting power and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers and directors as a group beneficially own shares of our Class A Common Stock and Class B Common Stock representing approximately 74.5% in aggregate of our voting power, including approximately 62.5% in aggregate voting power held by Messrs. Chesrown and Berrard as the only holders of our 1,000,000 outstanding shares of our Class A Common Stock, which has ten votes for each one share outstanding. As a result, these stockholders have the ability to determine all matters requiring stockholder approval. For example, these stockholders are able to control elections of directors, amendments of our organizational documents, approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as a stockholder or to take other action that you may believe are not in your best interest as a stockholder. This may also adversely affect the market price of our Class B Common Stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our Class B Common Stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because our Class B Common Stock may be deemed a low-priced “penny” stock, an investment in our Class B Common Stock should be considered high risk and subject to marketability restrictions.

When the trading price of our Class B Common Stock is $5.00 per share or lower, it is deemed a penny stock, as defined in Rule 3a51-1 under the Exchange Act, and subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

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deliver to the customer, and obtain a written receipt for, a disclosure document;
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disclose certain price information about the stock;
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disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
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send monthly statements to customers with market and price information about the penny stock; and
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in some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, if our Class B Common Stock is $5.00 per share price or lower, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the Class B Common Stock and may affect the ability of holders to sell their Class B Common Stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

A significant portion of our total outstanding shares of Class B Common Stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class B Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Class B Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Class B Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Class B Common Stock.

On February 8, 2017, our executive officers, directors, and certain stockholders entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), restricting the stockholders’ ability to transfer shares of our common stock through the earlier of (i) October 19, 2017, or (ii) the date on which we receive at least $3,500,000 in proceeds of any equity financing, subject to certain exceptions. Approximately 7.3 million shares of our Class B Common Stock were subject to these restrictions. In addition to the Stockholders Agreement, our executive officers, directors and certain stockholders entered into lock-up agreements, which restricted the sale of our common stock by such parties through December 31, 2017. Approximately 7.1 million shares of our Class B Common Stock were subject to these lock-up agreements. In addition, approximately 6.3 million shares of our Class B Common Stock are currently subject to a contractual lock-up through April 21, 2018 with the underwriters of the 2017 Public Offering. Subject to certain limitations, including sales volume limitations with respect to shares held by our affiliates, following April 21, 2018, substantially all of our outstanding shares of common stock will become eligible for sale. Sales of stock by the stockholders currently subject to these lock-ups could have a material adverse effect on the trading price of our common stock.

We do not currently or for the foreseeable future intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earning in development and expansion of our business. As a result, any return on your investment in our common stock will be limited to the appreciation in the price of our common stock, if any.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenue exceeds $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Even if we no longer qualify as an “emerging growth company”, we may still be subject to reduced reporting requirements so long as we are considered a “smaller reporting company.”

Many of the exemptions available for emerging growth companies are also available to smaller reporting companies like us that have less than $75 million of worldwide common equity held by non-affiliates. So, although we may no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We are required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Nevada law and our charter, bylaws, and other governing documents contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our securities, may be adversely affected by a number of factors, including the matters discussed below. Certain statements and information set forth in this prospectus, as well as other written or oral statements made from time to time by us or by our authorized executive officers on our behalf, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement and these risk factors in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this prospectus or when made and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include the following:

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We have a limited operating history and we cannot assure you we will achieve or maintain profitability;

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Our annual and quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline;

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The initial development and progress of our business to date may not be indicative of our future growth prospects and, if we continue to grow rapidly, we may not be able to manage our growth effectively;

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We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available on terms acceptable to us or at all, we may not be able to develop and grow our business as anticipated and our business, operating results and financial condition may be harmed;

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The success of our business relies heavily on our marketing and branding efforts, especially with respect to the RumbleOn website and our branded mobile applications, and these efforts may not be successful;

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The failure to develop and maintain our brand could harm our ability to grow unique visitor traffic and to expand our dealer network;

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We rely on Internet search engines and social media to drive traffic to our website, and if we fail to appear prominently in the search results, our traffic would decline, and our business would be adversely affected;

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A significant disruption in service on our website or of our mobile applications could damage our reputation and result in a loss of consumers, which could harm our business, brand, operating results, and financial condition;

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We may be unable to maintain or grow relationships with information data providers or may experience interruptions in the data feeds they provide, which may limit the information that we are able to provide to our users and dealers as well as adversely affect the timeliness of such information and may impair our ability to attract or retain consumers and our dealers and to timely invoice all parties;

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If key industry participants, including powersports and recreation vehicle dealers and regional auctions, perceive us in a negative light or our relationships with them suffer harm, our ability to operate and grow our business and our financial performance may be damaged;

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If we are unable to provide a compelling recreation vehicle buying experience to our users, the number of transactions between our users, RumbleOn and dealers will decline, and our revenue and results of operations will suffer harm;

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The growth of our business relies significantly on our ability to increase the number of dealers and regional auctions in our network such that we are able to increase the number of transactions between our users, dealers and auctions. Failure to do so would limit our growth;

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Our ability to grow our complementary product offerings may be limited, which could negatively impact our development, growth, revenue and financial performance;

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We rely on third-party financing providers to finance a portion of our customers’ vehicle purchases;

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Our sales of powersports/recreational vehicles may be adversely impacted by increased supply of and/or declining prices for pre-owned powersports and recreational vehicles and excess supply of new powersports and recreational vehicles;

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We rely on a number of third parties to perform certain operating and administrative functions for the Company;

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We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results;

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Seasonality or weather trends may cause fluctuations in our unique visitors, revenue and operating results;

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We collect, process, store, share, disclose and use personal information and other data, and our actual or perceived failure to protect such information and data could damage our reputation and brand and harm our business and operating results;

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Failure to adequately protect our intellectual property could harm our business and operating results;

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We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results;

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Results of operations from quarter to quarter may be volatile as a result of the impact of fluctuations in the fair value of our outstanding warrants;

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We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed;

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We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results;

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The trading price for our Class B Common Stock may be volatile and could be subject to wide fluctuations in per share price;

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Our principal stockholders and management own a significant percentage of our stock and an even greater percentage of the Company’s voting power and will be able to exert significant control over matters subject to stockholder approval;

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If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline;

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Because our Class B Common Stock may be deemed a low-priced “penny” stock, an investment in our Class B Common Stock should be considered high risk and subject to marketability restrictions;

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A significant portion of our total outstanding shares of Class B Common Stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class B Common Stock to drop significantly, even if our business is doing well;

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We do not currently or for the foreseeable future intend to pay dividends on our common stock;

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We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors;

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Even if we no longer qualify as an “emerging growth company”, we may still be subject to reduced reporting requirements so long as we are considered a “smaller reporting company”;

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If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock;

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Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline; and

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as well as other statements regarding our future operations, financial condition and prospects, and business strategies.

Forward-looking statements may appear throughout this prospectus, including without limitation, the following sections: “Risk Factors” and “Overview”. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, those discussed in this prospectus, and in particular, the risks discussed under the caption “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission (SEC). We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders but will receive proceeds from the exercise of the Representatives’ Warrants if the Representatives’ Warrants are exercised, which proceeds will be used for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The selling stockholders may offer from time to time up to an aggregate of 8,993,541 shares of RumbleOn, Inc. Class B Common Stock. On February 8, 2017, our executive officers, directors, and certain stockholders entered into the Stockholders Agreement, restricting the stockholders’ ability to transfer shares of our common stock through the earlier of (i) October 19, 2017, or (ii) the date on which we receive at least $3,500,000 in proceeds of any equity financing, subject to certain exceptions. Approximately 7.3 million shares of our Class B Common Stock were subject to these restrictions. In addition to the Stockholders Agreement, our executive officers, directors and certain stockholders entered into lock-up agreements, which restricted the sale of our common stock by such parties through December 31, 2017. Approximately 7.1 million shares of our Class B Common Stock were subject to these lock-up agreements. In addition, approximately 6.3 million shares of our Class B Common Stock are currently subject to a contractual lock-up through April 21, 2018 with the underwriters of the 2017 Public Offering. Subject to certain limitations, including sales volume limitations with respect to shares held by our affiliates, following April 21, 2018, substantially all of our outstanding shares of common stock will become eligible for sale.

Except as otherwise provided, the following table sets forth certain information with respect to the beneficial ownership of our Class B Common Stock including the names of the selling stockholders, the number of shares of our Class B Common Stock owned beneficially by the selling stockholders as of March 13, 2018 the number of shares of Class B Common Stock being offered by each selling stockholder hereby, and the number and percentage of shares of Class B Common Stock that will be owned by each selling stockholder following the completion of this offering. The table has been prepared based upon a review of information furnished to us by or on behalf of the selling stockholders.

Name of Selling Stockholder	Shares of Class B Common Stock Owned Before the Offering	Shares of Class B Common Stock to be Offered for the Selling Stockholder’s Account	Shares of Class B Common Stock Owned by the Selling Stockholder after the Offering	Percent of Class B Common Stock to be Owned by the Selling Stockholder after the Offering
Beverly Rath	50,000	50,000	--	--
Denmar Dixon (1)	1,002,179*	962,179*	40,000*	--
Cameron M. Harris	25,000	25,000	--	--
Chris and Samantha Carabell JTWROS	6,250	6,250	--	--
Dale Owens	6,250	6,250	--	--
David Alan Duncan	25,000	25,000	--	--
David Aucamp	12,500	12,500	--	--
George Kovacs	50,000	50,000	--	--
Heather J. Larsen (2)	12,500	12,500	--	--
Jack Lynn	15,000	15,000	--	--
James Bird	10,000	10,000	--	--
James Dillon	25,000	25,000	--	--
Jason and Anissa Larsen JTWROS	6,250	6,250	--	--
Jay Goodart	268,750	268,750	--	--
Jeff Cheek (3)	262,500	262,500	--	--
Jeffrey Larson (4)	21,250	21,250	--	--
Jon T. Goodart	5,000	5,000	--	--
Kartik Kakarala (5)	1,523,809*	1,523,809*	--	--
Kevin Westfall	12,500*	12,500*	--	--
Klaire Odumody Taylor	3,750	3,750	--	--
Lori Sue Chesrown	458,204	458,204	--	--
Mango Mist, Inc.	8,750	8,750	--	--
Marshall Chesrown	1,742,156*	1,737,656*	4,500*	--
Marvin Neuman	25,000	25,000	--	--
Michael Cook	8,750	8,750	--	--
Matthew Galliano (6)	12,500	12,500	--	--
Pierce Family Trust	37,500*	37,500*	--	--
Ralph Wegis	891,537	891,537	--	--
Richard A. Gray Jr.	25,000*	25,000*	--	--
Robert Thigpen, Jr.	25,000	25,000	--	--
Shawn B. Welch	25,000	25,000	--	--
Special Trust FBO Daniel L. Grubb	12,500	12,500	--	--
Steven Hatleman	3,750	3,750	--	--
Steven R. Berrard (7)	1,970,000*	1,970,000*	--	--
The Just B Irrevocable Trust	37,500	37,500	--	--
Tim Duplantis	12,500	12,500	--	--
Tim J. Setnicka	37,500	37,500	--	--
Tin Roof, Inc.	8,750	8,750	--	--
Tom Aucamp	287,656	287,656	--	--
Tom Byrne	65,000	65,000	--	--

*
Represents shares that are subject to a contractual lock-up restricting their resale through April 21, 2018.

(1)
Shares are held by Blue Flame Capital, LLC, an entity controlled by Mr. Dixon. Excludes 28,000 shares held directly by Mr. Dixon, 250 shares held by Mr. Dixon’s son and 7,750 shares held by Mr. Dixon's spouse.

(2)
Shares are held by Mainstar Trust, Custodian (“Mainstar”), for the benefit of Ms. Larsen.

(3)
12,500 shares are held by Mainstar for the benefit of Mr. Cheek.

(4)
Shares are held by Fidelity Management Trust Company, for the benefit of Mr. Larson.

(5)
Shares are held by Halcyon Consulting, LLC, an entity controlled by Mr. Kakarala ad his brother.

(6)
Shares are held by Mainstar for the benefit of Mr. Galliano.

(7)
Shares are held by Berrard Holdings Limited Partnership, an entity controlled by Mr. Berrard.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows:

●
Marshall Chesrown serves as Chair of the Company’s Board of Directors and as Chief Executive Officer of the Company.

●
Steven R. Berrard serves as a Director and as Chief Financial Officer and Secretary of the Company.

●
Kartik Kakarala serves as a Director of the Company.

●
Kevin Westfall serves as a Director of the Company.

●
Mitch Pierce, trustee of Pierce Family Trust, serves as a Director of the Company.

●
Denmar Dixon, who serves as a Director of the Company, is the founder of Blue Flame Capital, LLC.

●
Richard Gray serves as a Director of the Company.

PLAN OF DISTRIBUTION

Selling Stockholders

We are registering the shares of Class B Common Stock to permit the resale of these shares of Class B Common Stock by the holders of the Class B Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class B Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Class B Common Stock.

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)
purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)
an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d)
ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)
privately negotiated transactions;

(f)
short sales;

(g)
through the writing of options on the securities, whether or not the options are listed on an option exchange;

(h)
through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

(i)
one or more underwritten offerings on a firm commitment or best efforts basis; or

(j)
any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities. The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

Representatives' Warrants and Advisory Fees

Upon closing of the 2017 Public Offering on October 19, 2017, we issued the Representatives’ Warrants to the representatives of the underwriters, and their affiliates, as compensation warrants to purchase a number of shares of Class B Common Stock equal to 7.5% of the aggregate number of shares of Class B Common Stock sold in the 2017 Public Offering, representing an aggregate of 218,250 shares of Class B Common Stock. The Representatives' Warrants are exercisable at a per share exercise price equal to 115% of the public offering price per share of the shares of Class B Common Stock sold in the 2017 Public Offering, resulting in an exercise price of $6.325 per share. The Representatives' Warrants are exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the registration statement related to the Public Offering, which was October 18, 2017.

 The Representatives' Warrants and the shares of Class B Common Stock underlying the Representatives' Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representatives' Warrants or the securities underlying the Representatives' Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representatives' Warrants or the underlying shares of Class B Common Stock for a period of 180 days from the effective date of the registration statement. Additionally, the Representatives' Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representatives' Warrants provide for adjustment in the number and price of the Representatives' Warrants and the shares of Class B Common Stock underlying such Representatives' Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Upon the closing of the 2017 Public Offering, we have also agreed to pay Roth Capital Partners, LLC as compensation a one-time advisory fee in the amount of $150,000.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

●
The Annual Report on Form 10–K for the fiscal year ended December 31, 2017, filed on February 27, 2018;

●
The Current Report on Form 8–K filed on February 23, 2018; and

●
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 18, 2017.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

RumbleOn, Inc.
4521 Sharon Road, Suite 370
Charlotte, North Carolina 28211
Attention: Investor Relations
Tel: (704) 448-5240

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov. We have filed with the SEC a registration statement on Form S–3 under the Securities Act for the shares of Class B Common Stock being offered by the selling stockholders. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC as described above.

LEGAL MATTERS

The validity of the shares of Class B Common Stock offered through this prospectus has been passed on by Akerman LLP.

EXPERTS

The consolidated financial statements and schedule of RumbleOn, Inc. (formerly Smart Server, Inc.) as of December 31, 2017 and December 31, 2016 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Scharf Pera & Co., PLLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

8,993,541 Shares of Class B Common Stock

218,250 Shares of Class B Common Stock underlying Representatives' Warrants

 PROSPECTUS

 March 14, 2018